November 13, 2018

Joseph Wm. Foran
Chairman and Chief Executive Officer
Matador Resources Company
5400 LBJ Freeway, Suite 1500
Dallas, TX 75240

       Re: Matador Resources Company
           Registration Statement on Form S-4
           Filed November 7, 2018
           File No. 333-228256

Dear Mr. Foran:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Natural
Resources